Exhibit 99.1

Contact: Liz Sharp, VP Investor Relations

Smith & Wesson Holding Corp.

(413) 747-3304

lsharp@smith-wesson.com

Smith & Wesson Holding Corporation

Completes $75 Million Unsecured Credit Facility

SPRINGFIELD, Mass., August 19, 2013 — Smith & Wesson Holding Corporation (NASDAQ Global Select Market: SWHC), a leader in firearm manufacturing and design, today announced that it has successfully completed a new $75 million unsecured revolving credit facility (the “Credit Facility”) that is expandable under an accordion feature that allows, in certain circumstances, for the company to increase the size of the Credit Facility in $25 million increments up to a maximum loan of $175 million. The new Credit Facility replaces the company’s existing secured $55 million credit facility that was set to expire in December 2014. Proceeds will be used for general corporate purposes.

Jeffrey D. Buchanan, Smith & Wesson Executive Vice President and Chief Financial Officer, said, “The fact that the new Credit Facility is expandable and unsecured reflects a vote of confidence in the direction and strategies of our company by TD Bank and the other banking participants. This is the first time in the company’s history that we have achieved credit agreement terms comparable to what investment grade companies receive in the current market. This represents another step in our commitment to developing flexibility within our capital structure.”

Compared with the prior credit facility, the new Credit Facility provides increased borrowing capacity and more favorable terms and conditions, including a maturity date approximately two years beyond the expiration of the prior credit facility, improved financial covenants, and a reduction of approximately 75 basis points on average across the pricing grid. Loans under the Credit Facility will bear interest, at the company’s option, at a rate equal to the LIBOR rate, plus an applicable margin, or the prime lending rate, plus an applicable margin, subject to adjustment based upon the company’s consolidated leverage ratio. Based on current rates, should the company borrow against the credit facility, the interest rate would be approximately 1.70% for LIBOR rate loans and 3.75% for prime rate loans.

The Revolver was arranged by TD Securities (USA) LLC as sole lead arranger and bookrunnner and TD Bank, N.A. as administrative agent. TD Bank, BB&T and People’s United Bank served as participants in the Credit Facility.

About Smith & Wesson

Smith & Wesson Holding Corporation (NASDAQ Global Select Market: SWHC) is a U.S.-based leader in firearm manufacturing and design, delivering a broad portfolio of quality firearms, related products, and training to the global military, law enforcement, and consumer markets. The company’s brands include Smith & Wesson®, M&P® and Thompson/Center Arms™. Smith & Wesson facilities are located in Massachusetts and Maine. For more information on Smith & Wesson, log on to www.smith-wesson.com.

Safe Harbor Statement

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as “anticipates,” “intends,” “expects,” “believes” and “will,” and similar words and phrases. Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include statements regarding our expectation that the proceeds of the new Credit Facility will be used for general corporate purposes, our belief that the fact that the new Credit Facility is expandable and unsecured reflects a vote of confidence in the direction and strategies of our company by TD Bank and the other banking participants, our belief that this is the first time in the company’s history that we have achieved credit agreement terms comparable to what investment grade companies receive in the current market, and our belief that this represents another step in our commitment to developing flexibility within our capital structure. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Additional information about the risk factors to which we are exposed and other factors that may adversely affect these forward-looking statements is contained in our reports and filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2013. Investors should not place undue reliance on forward-looking statements as predictions of future results. The company undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release except as otherwise required by law.